Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
United Security Bancshares

We consent to the incorporation by reference in Registration Statement No. 333-89362 dated May 30, 2002 on Form S-8 and in Registration Statement No. 333-10078 dated September 25, 2002 on Form S-8 of United Security Bancshares and Subsidiaries (United Security Bancshares) of our report dated March 14, 2008, with respect to the consolidated balance sheets of United Security Bancshares as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, and in our same report, with respect to United Security Bancshares effectiveness of internal control over financial reporting, which report is included in this annual report on Form 10-K of United Security Bancshares for the year ended December 31, 2007.

Stockton, California
March 14, 2008